FORM 3                                                       OMB APPROVAL
                                                  OMB NUMBER           3235-0104
                                                  EXPIRES:     DECEMBER 31, 2001
                                                  ESTIMATED AVERAGE BURDEN HOURS
                                                  PER RESPONSE...............0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person


                       FAIRFAX FINANCIAL HOLDINGS LIMITED
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   (Last)                            (First)              (Middle)

                      95 WELLINGTON STREET WEST, SUITE 800
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                                    (Street)

   TORONTO                       ONTARIO, CANADA           M5J 2N7
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

                                    06/19/01
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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

                         ODYSSEY RE HOLDINGS CORP.; ORH
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5.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Chairman of the Board of Directors
     ----------------------------------
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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [ ]  Form filed by One Reporting Person

     [X]  Form filed by More than one Reporting Person

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             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

                                      2. Amount of Securities    3. Ownership Form:
1. Title of Security                     Beneficially Owned         Direct (D) or      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 Indirect              (Instr. 5)
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


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COMMON STOCK, $.01 PAR VALUE                 48,000,000                    I              41,833,333 SHARES BY TIG INSURANCE
                                                                                          COMPANY AND 6,166,667 SHARES BY ORH
                                                                                          HOLDINGS INC.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see instruction
     5(b)(v).

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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
Explanation of Responses:

-------------------------

FAIRFAX FINANCIAL HOLDINGS LIMITED


/s/ Eric P. Salsberg                                          June 27, 2001
---------------------------------------------            -----------------------
BY: ERIC P. SALSBERG                                              Date
    VICE PRESIDENT, CORPORATE AFFAIRS

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

   SIGNATURE PAGE AND JOINT FILER INFORMATION FOR ADDITIONAL REPORTING PERSONS
              DESIGNATED FILER: FAIRFAX FINANCIAL HOLDINGS LIMITED
           RELATIONSHIP TO ISSUER OF EACH REPORTING PERSON: 10% HOLDER
            (IN ADDITION, V. PREM WATSA IS A DIRECTOR AND CHAIRMAN OF
                      THE BOARD OF DIRECTORS OF THE ISSUER)

                                                                                    DATE OF EVENT
                                                                                      REQUIRING              SIGNATURE OF
  REPORTING PERSON           ADDRESS                     ISSUER (SYMBOL)              STATEMENT            REPORTING PERSON
  ----------------           -------                     ---------------              ---------            ----------------

V. PREM WATSA            21 Douglas Drive                ODYSSEY RE HOLDINGS        June 19, 2001
                         Toronto, Ontario, Canada        CORP. ("ORH")
                         M4W 2B2

                                                                                                               /s/  V. Prem Watsa
                                                                                                               ---------------------
                                                                                                               V. PREM WATSA

THE SIXTY TWO            1600 Cathedral Place            ODYSSEY RE HOLDINGS        June 19, 2001
INVESTMENT COMPANY       925 West Georgia St.            CORP. ("ORH")
LIMITED                  Vancouver, British Columbia,
                         Canada V6C 3L3                                                                BY:     /s/  V. Prem Watsa
                                                                                                               ---------------------
                                                                                                       NAME:   V. PREM WATSA
                                                                                                       TITLE:  President

ODYSSEY RE HOLDINGS      95 Wellington Street West       ODYSSEY RE HOLDINGS        June 19, 2001
LTD.                     Suite 800, Toronto              CORP. ("ORH")
                         Ontario, Canada
                         M5J 2N7                                                                       BY:     /s/  Eric P. Salsberg
                                                                                                               ---------------------
                                                                                                       NAME:   Eric P. Salsberg
                                                                                                       TITLE:  Vice President

ODYSSEY RE GROUP LTD.    95 Wellington Street West       ODYSSEY RE HOLDINGS        June 19, 2001
                         Suite 800, Toronto              CORP. ("ORH")
                         Ontario, Canada
                         M5J 2N7                                                                       BY:     /s/  Eric P. Salsberg
                                                                                                               ---------------------
                                                                                                       NAME:   Eric P. Salsberg
                                                                                                       TITLE:  Vice President

   SIGNATURE PAGE AND JOINT FILER INFORMATION FOR ADDITIONAL REPORTING PERSONS
              DESIGNATED FILER: FAIRFAX FINANCIAL HOLDINGS LIMITED RELATIONSHIP TO ISSUER OF EACH REPORTING PERSON: 10% HOLDER

                                                                                    DATE OF EVENT
                                                                                      REQUIRING              SIGNATURE OF
  REPORTING PERSON           ADDRESS                     ISSUER (SYMBOL)              STATEMENT            REPORTING PERSON
  ----------------           -------                     ---------------              ---------            ----------------

FAIRFAX INC.             5205 North O'Connor Blvd.       ODYSSEY RE HOLDINGS        June 19, 2001
                         Irving, Texas 75039             CORP. ("ORH")

                                                                                                       BY:     /s/  Donald L. Smith
                                                                                                               ---------------------
                                                                                                       NAME:   Donald L. Smith
                                                                                                       TITLE:  Vice President

TIG HOLDINGS, INC.       5205 North O'Connor Blvd.       ODYSSEY RE HOLDINGS        June 19, 2001
                         Irving, Texas 75039             CORP. ("ORH")

                                                                                                       BY:     /s/  William H. Huff
                                                                                                               ---------------------
                                                                                                       NAME:   William H. Huff
                                                                                                       TITLE:  Senior Vice President

TIG INSURANCE GROUP      5205 North O'Connor Blvd.       ODYSSEY RE HOLDINGS        June 19, 2001
                         Irving, Texas 75039             CORP. ("ORH")

                                                                                                       BY:     /s/  William H. Huff
                                                                                                               ---------------------
                                                                                                       NAME:   William H. Huff
                                                                                                       TITLE:  Vice President

TIG INSURANCE            5205 North O'Connor Blvd.       ODYSSEY RE HOLDINGS        June 19, 2001
COMPANY                  Irving, Texas 75039             CORP. ("ORH")

                                                                                                       BY:     /s/  William H. Huff
                                                                                                               ---------------------
                                                                                                       NAME:   William H. Huff
                                                                                                       TITLE:  Vice President

ORH HOLDINGS INC.        300 First Stamford Place        ODYSSEY RE HOLDINGS        June 19, 2001
                         Stamford, Connecticut 06902     CORP. ("ORH")

                                                                                                       BY:     /s/  Donald L. Smith
                                                                                                               ---------------------
                                                                                                       NAME:   Donald L. Smith
                                                                                                       TITLE:  Senior Vice President


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